Exhibit 99.1

Investor Relations Contact:

Lippert / Heilshorn & Associates

Kirsten Chapman / Cathy Mattison

(415) 433-3777

cmattison@lhai.com

Axesstel Reports Third Quarter 2010 Results

- Posts revenue of $9.1 million and $35.8 million for the three and nine months ended September 30, 2010-

- Reduces third quarter operating expenses to $2.6 million, down 28% year-over-year-

- Reports backlog of $12 million at November 10, 2010 -

SAN DIEGO, CA – Nov. 10, 2010 – Axesstel (OTCBB: AXST), a leading provider of fixed wireless voice and broadband data products, reported results for its third quarter and nine months ended September 30, 2010.

Axesstel reported revenues for the third quarter of 2010 of $9.1 million. Net loss for the period was $1.1 million, or $0.05 loss per share.

Clark Hickock, CEO of Axesstel, stated, “Third quarter revenue was impacted by slower than expected customer homologation for some of our new products. Although we were disappointed with the third quarter results, we continued to drive to completion our strategic product transition, which we believe positions us for improved financial performance beginning in the fourth quarter and continuing into 2011. A number of our customers were testing our newly re-engineered products and held orders pending completion of those tests. Our restructured product development process, which is focused on research and development partnerships in China, has lowered expenses. In fact, operating expenses were a record low for the third consecutive quarter and down 28% year-over-year.

“In the fourth quarter, we have begun delivery of larger volume orders of our new products. Our backlog as of November 10th is $12 million, substantially all of which is expected to be shipped in the fourth quarter.

pg. 1

“We remain committed to and have made progress on each of our four key initiatives for 2010:

•	To commercially launch our re-engineered, lower cost lines of phones and modems;

•	To expand sales of 3G data and VoIP gateways in Europe;

•	To expand sales of broadband modems and wireline replacement devices in North America; and

•	To realize approximately $4 million of annualized operating expense savings in 2010 compared to 2009.”

Hickock added, “During the third quarter, we made significant progress in completing the homologation process of our new re-engineered products. In Europe, where we have been working with a Tier 1 carrier to customize 3G data and VoIP Gateways, we have received follow-on orders totaling 39,000 devices in addition to 19,000 devices delivered in the third quarter. In North America, our Verizon Network Ready Wi-Fi broadband gateways are now available for sales to authorized retailers and we have our second product, a wireline replacement product, moving through the Verizon ODI process. In addition, we have another Tier 1 U.S. carrier going through the final stage of testing a wireline replacement product, which we hope will be approved for sale in early 2011. Finally, we have reduced operating expenses by $3.3 million to date, compared to the nine months of 2009, and are well within reach of our goal of $4.0 million of annualized operating expense savings in 2010.”

Financial Results

Revenues for the third quarter of 2010 were $9.1 million, compared to $15.0 million in third quarter 2009. Data products contributed 85% of revenues and voice products 15% in the third quarter 2010, compared to data products with 70% and voice products with 30% in the third quarter of 2009. Gross margin for the third quarter 2010 was $1.6 million, or 18% of revenue, which was impacted by $464,000 write-offs of excess and obsolete inventory, and the sale of some aged finished goods inventory at low margins. This compares to $3.0 million, or 20% of revenue for the same period last year. Third quarter 2010 operating expenses decreased to $2.6 million, down 28% from $3.6 million in the third quarter of 2009. Third quarter 2010 net loss was $1.1 million, or $0.05 loss per share, compared to third quarter 2009 net loss of $909,000, or $0.04 loss per share.

For the nine months ended September 30, 2010, the company reported revenue of $35.8 million, compared to $40.7 million for the first nine months of 2009. Net loss for the nine month period narrowed to $3.9 million, or $0.17 loss per share, compared to a net loss of $5.3 million, or $0.23 loss per share, in the same period of 2009.

pg. 2

Pat Gray, Axesstel’s CFO, stated, “The transition of our research and development activities to China reduced operating expenses in the third quarter to the lowest level in the past five years. We continue to target profitability at approximately $60 million of annual revenue, subject to gross margins returning to the low twenties.”

As of September 30, 2010, the cash and cash equivalents balance was $88,000, compared to $602,000 as of December 31, 2009. Working capital was a deficit of $10.9 million at September 30, 2010. The company continues to fund its working capital needs through financing of accounts receivable backed by credit insurance or letters of credit and is pursuing other purchase order financing facilities. Axesstel ended the quarter with $5.9 million in working capital financing including $4.4 million under the company’s account receivable financing facility and $1.5 million under a line of credit with a commercial bank in China.

Recent Highlights

•	Completed homologation testing for re-engineered products with major customers worldwide.

•	Backlog of $12 million at November 10, 2010.

•	Received follow on orders for more than 39,000 3G data and VoIP Gateways from a Tier 1 European carrier.

•	Submitted a wireline replacement device to the Verizon Wireless’ open development program approval process.

•	Moved a wireline replacement device to the final approval stage with a second Tier 1 Wireless carrier.

Conference Call

Axesstel will host a conference call at 8:00 a.m. PT (11:00 a.m. ET) on November 11, 2010 to discuss its third quarter 2010 results. Participating in the call will be Clark Hickock, chief executive officer; and Patrick Gray, chief financial officer.

The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.axesstel.com. Alternatively, you may dial the following number ten minutes prior to the scheduled conference call time: 1-877-663-9622. International callers should dial 00-1-973-200-3973. The conference ID/password will be 18452194. If you

pg. 3

are unable to participate in the call at this time, the webcast will be archived on the Axesstel website. In addition, a telephonic replay will be available at 2:00 p.m. ET on November 11, 2010 through Tuesday, November 16th at 11:59 p.m. ET. To access the replay, please dial 1-800-642-1687. International callers should dial 00-1-706-645-9291. The pass code will be 18452194.

About Axesstel, Inc.

Axesstel (OTCBB:AXST) is a globally recognized industry leader in the design and development of fixed wireless voice and broadband data products. Axesstel’s best in class product portfolio includes broadband modems, 3G and VoIP gateways, machine to machine applications, voice/data terminals, fixed wireless desktop phones and public call office phones for high-speed data and voice calling services. The company delivers innovative fixed wireless solutions to leading telecommunications operators and distributors worldwide. Axesstel is headquartered in San Diego, California. For more information on Axesstel, visit www.axesstel.com.

© 2010 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to market penetration and conditions, product capabilities and the timing of new product introductions which may affect future results and the future viability of Axesstel. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important risk factors. Those factors include but are not limited to the risk factors noted in Axesstel’s filings with the Securities and Exchange Commission, such as to the need for additional working capital; economic and political instability in developing markets served by Axesstel; unforeseen manufacturing difficulties, unanticipated component shortages, competitive pricing pressures and the rapidly changing nature of technology and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; product and customer mix, Axesstel’s need to gain market acceptance for its products; dependence on a limited number of large customers; potential intellectual property-related litigation; Axesstel’s need to attract and retain skilled personnel; and Axesstel’s reliance on its primary contract manufacturer. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

Tables to follow

pg. 4

AXESSTEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended		For the nine months ended
	September 30, 2010	September 27, 2009	September 30, 2010	September 27, 2009
Revenues	$9,079,429	$15,046,420	$35,757,792	$40,693,744
Cost of goods sold	7,460,367	12,070,110	29,500,036	32,673,196

Gross margin	1,619,062	2,976,310	6,257,756	8,020,548

Operating expenses
Research and development	460,457	894,058	1,916,910	2,823,932
Selling, general and administrative	2,161,184	2,724,532	7,440,624	9,796,185

Total operating expenses	2,621,641	3,618,590	9,357,534	12,620,117

Operating loss	(1,002,579)	(642,280)	(3,099,778)	(4,599,569)

Other income (expense)
Interest expense, net	(271,926)	(249,890)	(941,812)	(751,408)
Other, net	150,000	(16,672)	149,867	46,695

Total other income (expense)	(121,926)	(266,562)	(791,945)	(704,713)

Loss before provision for income taxes	(1,124,505)	(908,842)	(3,891,723)	(5,304,282)
Income tax provision	—	—	—	—

Net loss	$(1,124,505)	$(908,842)	$(3,891,723)	$(5,304,282)

Loss per share:
Basic	$(0.05)	$(0.04)	$(0.17)	$(0.23)

Diluted	$(0.05)	$(0.04)	$(0.17)	$(0.23)

Weighted average shares outstanding:
Basic	23,683,482	23,456,232	23,544,607	23,317,357

Diluted	23,682,482	23,456,232	23,544,607	23,317,357

pg. 5

AXESSTEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

ASSETS

	September 30, 2010	December 31, 2009
Current assets:
Cash and cash equivalents	$88,130	$602,106
Accounts receivable, net	8,508,365	10,908,292
Inventories, net	1,461,000	2,925,388
Prepayments and other current assets	358,580	773,036

Total current assets	10,416,075	15,208,822

Property and equipment, net	162,478	333,521

Other assets:
Licenses, net	266,495	555,139
Other, net	60,897	91,857

Total other assets	327,392	646,996

Total assets	$10,905,945	$16,189,339

LIABILITIES AND STOCKHOLDERS’ DEFICIT

	September 30, 2010	December 31, 2009
Current liabilities:
Accounts payable	$11,229,945	$12,629,113
Bank financing	5,858,547	4,485,318
Accrued commissions	756,000	1,911,000
Accrued royalties	1,280,000	1,430,000
Accrued warranties	375,000	375,000
Other accrued expenses and current liabilities	1,783,332	1,980,795

Total current liabilities	21,282,824	22,811,226

Stockholders’ deficit	(10,376,879)	(6,621,887)

Total liabilities and stockholders’ deficit	$10,905,945	$16,189,339

pg. 6